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[E-MAIL]

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2018 Annual Meeting

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2018 Annual Meeting.  By now you should have received a copy of IBM’s 2018 Proxy Statement along with the proxy card or notice of Internet availability of proxy materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the notice of Internet availability of proxy materials, if applicable.

In 2017, IBM generated $79.1 billion in revenue with a 46% gross profit margin, and generated $11.4 billion in pre-tax income.  In the 4th quarter, we returned to revenue growth, growing 4%.  We returned $9.8 billion to you, our stockholders —including dividends of $5.5 billion and $4.3 billion in gross share repurchases.  We increased our dividend for the 22nd consecutive year, and 2017 was IBM’s 102nd straight year of providing one.  In 2017, our strategic imperatives — cloud, analytics, mobile, social and security — reached critical mass with revenue of $36.5 billion growing 11%.  They now contribute 46% of IBM’s revenue, and we expect to achieve our goal of growing these businesses to $40 billion by 2018.

It is important that you show your support for IBM and vote your shares.  In particular, we are asking you to support management and the Board of Directors by casting your vote:

•                  FOR Item of Business 1: Election of our Directors

•                  FOR Item of Business 2: Ratification of our Independent Accounting Firm

•                  FOR Item of Business 3: Say on Pay Proposal

•                  AGAINST Item of Business 4: Stockholder Proposal on Lobbying Disclosure

•                  AGAINST Item of Business 5: Stockholder Proposal for 10% Special Meeting Provision

•                  AGAINST Item of Business 6: Stockholder Proposal for Independent Board Chairman

For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•                  If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  If you hold your shares in street name (e.g., Morgan Stanley, Bank of America, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement or notice of Internet availability of proxy materials by Thursday, April 12, 2018, please contact Bob Wilt at infoibm@us.ibm.com.  Please do not hesitate to call me at 914-499-4825 if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery
Christina M. Montgomery

Vice President and Secretary

April 2018 IBM Investor Update

Business Overview IBM is at the forefront of enterprise technology market opportunities Strategy 1 Returned IBM to revenue growth in the 4th quarter, capping off a year led by: Cloud revenues of $17B and an as-a-service exit run-rate of $10B Security revenue over $3B Sustained Systems momentum Generated over $11B in pre-tax income, reflecting IBM’s high-value business Delivered free cash flow of $13B with a realization rate of 116% of GAAP net income (excluding one-time tax charge of $5.5B) Returned ~$10B to stockholders in dividends and share repurchases 2017 Business Highlights $79.1B Revenue 46% Gross Profit Margin $11.4B Pre-Tax Income $13B Free Cash Flow $6 Annualized Dividend per Share* High Value & Financial Returns in 2017 * Note: Annualized Dividend per Share equals most recent quarterly dividend per share multiplied by four

Strong Foundation for the Cognitive Era

Strategy

IBM has made bold changes to reposition for the future building on our enterprise leadership and integrated model

Repositioned for the Future

- Invested in key emerging high value segments; rebuilt innovation pipeline
- Portfolio actions have driven a fundamentally different business mix
- Built new business models for the new IT era
- Remixed skills and implemented new ways of working

$37B
Invested in R&D, capital expenditures, and acquisitions over last 3 years

#1
AI platform for business, #1 Blockchain, #1 Quantum…

34
Companies acquired in last 3 years

$17B
Cloud revenue and $10.3B as a Service exit run-rate in 2017

$7B
of annual revenue divested in last 5 years

~50%
of employees are new in last 5 years

IBM Differentiation

- Innovative technology enables market leadership
- Leverage industry expertise to provide integrated industry solutions
- Trust and security with deep client relationships
- Delivered through an integrated model

#1
in Enterprise IT

80%
of 2017 revenue from clients buying cross-IBM solutions

95%
of Fortune 500 are IBM clients

~60%
Annuity mix in 2017, up 14 points over past decade

~70%
of world's business data managed responsibly

17%
Return On Invested Capital in 2017

2

IBM

Investing for Long-Term Value IBM leverages innovation and expertise to build new platforms and solutions while modernizing our enduring platforms Strategy 3 Integrated Model Innovative Technology Value Drivers Integrated model and trusted client relationships First mover in the most promising, emerging technologies Unique ability to provide integrated industry solutions Leading market position in high value segments Strong R&D track record through multiple technology eras Deep expertise with unrivaled global customer base High Value and Financial Returns Industry Expertise Trust and Security

Year-Round Stockholder Engagement Compensation Practices We have a long-standing practice of meeting with a significant number of our largest investors to solicit their feedback on corporate governance and executive compensation matters 4 We engage on a broad number of topics including our ESG practices and our executive compensation program Informs our Board’s compensation decisions Ensures we are incorporating shareholder feedback and sentiment into our Board processes and governance 250,000 # of Registered and Beneficial Stockholders We Reach Out to Every Year on Corporate Governance and Executive Compensation Matters 100+ # of Stockholders We Reach Out to Every Year on Corporate Governance and Executive Compensation Matters >70% % of Institutional Ownership That We Contact at Least Annually

Enhancements to Compensation Program What We Heard Compensation Committee’s Response Compensation Practices On Disclosure Transparency General preference for simplicity in pay program disclosure Increased transparency around achievement of incentive goals Redesigned proxy to enhance readability and clarity of disclosure Added context on link between business strategy and executive compensation Included disclosure of performance against goals in both the AIP and LTIP to increase transparency around the rigor of our goals and their linkage to the business strategy On One-Time Grants Many disfavored IBM’s one-time grant in 2016 No one-time awards have been granted to the Chairman & CEO or other NEOs in more than 2 years On Pay Program Design Overall support for rigorous pay program The maximum AIP payout opportunity of 3x target is at the high end of market practice for the Chairman & CEO Preference for a relative metric in the long-term plan d Request for increased clarity around stock ownership guidelines Reduced AIP maximum opportunity for the Chairman & CEO to 2x target to align with market practice Included a relative Return on Invested Capital (ROIC) modifier, beginning with PSUs granted in 2018 Described stock ownership guidelines as a multiple of base salary 5 Following our Say on Pay vote last year, members of the Board and management conducted extensive outreach, meeting with investors representing more than 55% of shares that voted on Say on Pay

Executive Compensation Alignment Pay Element Vehicle Metrics Long-Term Incentive Plan Performance Share Units (3-year vest) Restricted Stock Units (Typically 4-year vest) 70% - Operating Earnings Per Share 30% - Free Cash Flow Stock price Relative Return on Invested Capital (ROIC) modifier Stock price Annual Incentive Plan At-Risk Cash 40% - Operating Cash Flow 40% - Operating Net Income 20% - Strategic Imperatives Revenue Salary Cash Market competitive of CEO target pay at risk and subject to attainment of specific performance goals for 2017 and 2018 Compensation Practices For the Chairman & CEO, no increase in target bonus since 2015, and beginning in 2018, reduced maximum payout opportunity from 3X to 2X salary Beginning with the 2018 to 2020 performance period, Relative ROIC Modifier has been added to the program No change to Chairman & CEO salary since 2015 2018 Program Enhancements 69% 6

Strategic Imperatives Revenue Supports portfolio shift into a cognitive solutions and cloud platform company that will increase margins and deliver highest value opportunities for our clients and stockholders Compensation is Linked to Performance Against Core Business Metrics 2017 compensation metrics support our strategy and emergence as the cognitive solutions and cloud platform company Metrics Links to Transformation Drivers Operating Cash Flow* Important measure of our ability to reinvest and return value to stockholders Operating Net Income Measures our profit and operational success Operating Earnings Per Share Measures operating profitability on a per share basis Free Cash Flow Important measure of our ability to reinvest and return value to stockholders over multiple years Compensation Practices 7 * Net Cash from Operating Activities, excluding Global Financing Receivables New for 2018: A relative Return on Invested Capital (ROIC) modifier has been added to the long term incentive plan starting with the 2018-2020 performance period, reflecting our high value business model against industry peers

Executive Compensation Practices IBM embraces numerous compensation best practices in support of its pay-for-performance culture What We Do Tie a significant portion of pay to company performance Mitigate risk taking by emphasizing long-term equity incentives, placing caps on potential payments, and maintaining robust clawback provisions Require significant share ownership by the Chairman & CEO and Senior Vice Presidents Utilize noncompetition and nonsolicitation agreements What We Don’t Do No individual severance or change-in-control agreements for executive officers No excise tax gross-ups No dividend equivalents on unearned RSUs/PSUs No hedging/pledging of IBM stock No stock option repricing, exchanges or options granted below market value No guaranteed incentive payouts No accelerated vesting of equity awards for executive officers No above-market returns on deferred compensation plans Compensation Practices 8

Incentive Plan Targets and Payouts The long-term incentive plan paid out at 67% for the 2015-2017 period due to lower operating EPS and free cash flow performance in the 3-year period as we continued to transform the business As a result of the Chairman & CEO’s effective leadership and significant progress made in a multi-year transformation with a return to revenue growth in 4Q 2017, the Chairman & CEO’s annual incentive was 102% of target Performance Share Unit Payouts Target (100%) Annual and long-term incentive program targets are set at rigorous levels, with pay-at-risk designed to balance short- and long-term business objectives Compensation Practices Annual Incentive Plan Payouts to the Chairman & CEO CEO Total Actual vs. Target Compensation 2015-2017 9 Values in Millions ($) 81% 54% 55% Performance Share Units Salary Annual Incentive Restricted Stock Units 82% 52% 32% 67% 2012-2014 2013-2015 2014-2016 2015-2017 90% 90% 99% 102% 2014 2015 2016 2017 1.6 1.6 5.0 5.1 1.2 1.2 13.3 9.2 2017 Target 2017 Actual 1.6 1.6 5.0 4.95 12.8 3.9 2016 Target 2016 Actual 1.6 1.6 5.0 4.5 12.0 4.1 2015 Target 2015 Actual

Effective Board Leadership & Governance Best Practices Our Board is committed to ensuring it has the appropriate leadership, qualifications, and perspectives to oversee the company Corporate Governance 10 Independent Oversight Michael Eskew Independent Presiding Director with robust and well-defined responsibilities (see page 14) Governance Best Practices Annual election of all Directors Majority voting for Directors in uncontested elections Stockholder special meeting right No stockholder rights plan One share, one vote Robust stockholder engagement process No supermajority requirements applicable to charter/bylaw amendments or merger approvals Regular evaluation of Board performance in executive sessions led by Independent Presiding Director Proxy access Key Features of the Board Highly independent 92% of director nominees are independent (only CEO is not independent) 100% of Committee members are independent Full Board met 9 times in 2017, with overall attendance at Board and committee meetings over 96%; committees met a total of 16 times in 2017 Strong approach to risk oversight on a variety of risks, including cybersecurity NEW

Active Board Refreshment and Strong Oversight Board of Directors Alex Gorsky Chairman & CEO, Johnson & Johnson Global business and technology experience Member of the Business Roundtable and The Business Council Hutham S. Olayan Vice Chairman, Olayan Group Global business experience Member of the Council of Foreign Relations and the Peterson Institute for International Economics Peter R. Voser Chairman, ABB Global business and technology experience Public company CFO experience Joseph r. swedish Executive Chairman and Past President and CEO, Anthem Global business, technology and health care experience Graduate member of The Business Council Frederick h. waddell Chairman and Retired CEO, Northern Trust Corporation Global business and technology experience Financial services expertise Gender/Ethnic Diversity Tenure of Director Nominees Industry leaders with deep executive and oversight experience Critical skill given industry trends and transformation Global experience necessary to oversee a business of IBM’s scale, scope and complexity Key insight into IBM’s regulatory environment >30% 11 5 new independent directors since 2014 Commitment to Thoughtful Board Refreshment Highly Qualified Board with Diverse Experience Experience or Expertise Number of Director Nominees 4 Years or Less 5-8 Years More Than 8 Years 5 3 5

Voting Item 4: Stockholder Proposal on Lobbying Disclosure Stockholder Proposals The Board urges stockholders to vote AGAINST this proposal given our existing disclosures on lobbying activities and expenditures, including expenditures made through trade associations, as required by law IBM has established clear oversight over such activities and expenditures through numerous written corporate policies, instructions and guidelines IBM’s policy on lobbying is set forth in the IBM Business Conduct Guidelines IBM discloses key public policy positions as well as its policies and practices with regard to public policy matters, including trade and industry associations and lobbying activities and expenditures IBM’s U.S. federal lobbying reports disclose in extensive detail all issues lobbied and total U.S. federal lobbying expenditures made by IBM IBM also complies fully with U.S. state and local lobbying disclosure laws, which in most cases require lobbyists to register and disclose their lobbying activities The Company also periodically reports to the Board of Directors about its policies and practices in connection with governmental relations, public policy and related expenditures 12

Voting Item 5: Stockholder Proposal on Special Shareholder Meeting Stockholder Proposals 13 Current 25% threshold is consistent with market practices and accurately reflects the preference of IBM’s stockholders The same proposal was reviewed and rejected by a majority of the votes cast at the 2010 and 2017 annual meetings Lowering the threshold to 10% would allow special interest groups with small minority ownership interests to potentially cause disruption and substantial costs to be incurred by the other 90% of stockholders IBM has a history of strong governance policies and practices, including a robust stockholder engagement program where investor perspectives are heard and discussed among the full Board The Board urges stockholders to vote AGAINST this proposal and believes adoption is unnecessary because of the existing and meaningful special meeting right

Voting Item 6: Stockholder Proposal on Independent Chairman Stockholder Proposals The Board recommends a vote AGAINST this proposal because the current board leadership structure with our strong, Independent Presiding Director complementing our Chairman and CEO, has proven effective IBM’s Independent Presiding Director has robust and meaningful responsibilities: Michael L. Eskew Retired Chairman & CEO, UPS Global business and technology experience Chairman of charitable organization (Annie E. Casey Foundation) Core Responsibilities as Presiding Director: Presides at all Board meetings at which the Chairman is not present Serves as liaison between Chairman and independent directors Approves information sent to the Board Approves meeting agendas and meeting schedules Has authority to call meetings of independent directors Available for consultation and direct communication Additional Responsibilities: One-on-one debriefs with Chairman after meetings Spends time with senior management to ensure deep understanding of business and strategy Attends additional committee meetings Determining the leadership structure of the Board and the Company is one of the Board’s most important functions In 2018, following the Board self-evaluation, the Board determined that the leadership structure of a combined Chairman and CEO and a strong, independent Presiding Director ensures both the Board and management are aligned in successfully executing IBM’s strategy Approval of the shareholder proposal would limit the Board’s ability to determine the optimal leadership structure for IBM in the future No conclusive evidence to show that a separate, independent Chairman leads to better financial performance or stockholder returns IBM stockholders have continuously supported the leadership structure as a majority of stockholders have voted against this proposal multiple times 14 The Board believes the Company’s leadership structure is in the best interests of IBM stockholders:

Rich History of Diversity and Inclusion Corporate Social Responsibility 15 Since inception, we have been committed to diversity and inclusion efforts across the organization First Female CEO appointed: Virginia Rometty 2017 Expanded family leave for mothers, fathers, partners and adoptive parents Work/Life transition support – breast milk delivery, paid parental leave (US), web-based elder care program 1914 First Disabled Employee Hired Women Hired as Systems Service Professionals, “Same Kind of Work for Equal Pay” T.J.Watson Sr. 1935 Non-discrimination on the Basis of Sexual Orientation Publicly Stated IBM President signs Policy Letter #4 “hire people regardless of race, color or creed” 1899 First Female and Black Employees Hired 1984 2012 Programs that Support, Protect and Empower IBM Employees An in-house platform using cognitive computing to meet IBMers’ professional education needs Expansive family leave provides new birth mothers up to 20 weeks of paid leave, 12 weeks for fathers, partners and adoptive parents An exemplary well-being management system Awards 2018 Catalyst Award for leadership in building a workplace that values diversity and inclusion U.S. Business Leadership Network 2017 Employer of the Year for People with Disabilities Working Mother Media 2017 Top Ten Company for Working Mothers Victory Media 2018 Military Friendly Employer of the Year Perfect score on the Human Rights Campaign’s Corporate Equality Index for 15 consecutive years 2015 2002 Equal Opportunity Policies added “gender, identity and expression” & “orientation, gender identity and expression” 1953 1944 First Corp. To Support U.N.C.F. Domestic Partner Benefits added in U.S. 1996

Corporate Social Responsibility

Corporate Social Responsibility

IBM has a longstanding commitment to corporate social responsibility in all of its business activities

Environment

Demonstrably committed to environmental leadership for over four decades

- **40%+ of electricity consumed during 2016 came from renewable sources**
- **38%+ reduction in CO_2 emissions since 2005**
- **IBM's Green Horizon initiative**: harnesses the power of cognitive computing and the Internet of Things to help fight air pollution in China

Supply Chain

Recognized leader with ~50 years of growing the diversity of our supply chain

- Upstream focus on social and environmental responsibility has far reaching positive impacts, with **~11,000 supplier locations worldwide**
- Endorses the Responsible Business Alliance Code of Conduct and **requires direct suppliers to comply with this code**
- **Collaborates to drive supply chain improvements** in areas such as worker well-being and responsible sourcing of minerals

Corporate Citizenship

IBM Volunteers

- Resources to **engage with community organizations** and schools
- **295,000+** IBM volunteers
- **130 countries**
- **~21M hours of service**
- **$60M in local community grants**

Corporate Service Corps

- Employees partner with leaders to **address high priority issues**
- **4,000+ IBMers**, delivering **$70M of expertise** to communities in **40 countries**
- **320+ teams** deployed
- **1,300+ completed projects**

P-TECH

- Public school model for students to graduate with **no-cost degrees**
- **120 schools** around the world anticipated by the fall of 2018
- **400+ business partners**
- First cohort graduated at **4x national rate for on-time graduation**

Teacher Advisor with Watson

- **Instructional planning and support tool** for math teachers
- Developed in partnership with teachers and **education experts**
- **Thousands of high-quality instructional resources**
- **~10,000 teachers** registered within first 6 months of public availability

16

IBM

FOR election of directors proposed by IBM’s Board of Directors FOR ratification of the appointment of PricewaterhouseCoopers LLP as IBM’s independent registered public accounting firm FOR advisory vote on executive compensation We request your support at the 2018 Annual Shareholder Meeting 17 Our Board is composed of a diverse and experienced group of leaders who are uniquely positioned to effectively oversee IBM’s business and strategy. We have been particularly focused on adding fresh perspectives into the boardroom and are proud of our progress We design our executive compensation program and make decisions to incentivize our executives to execute on our transformation objectives while maintaining our long-standing commitment to pay for performance We ask for your support at our 2018 annual shareholder meeting on the following management proposals: Please vote AGAINST all three shareholder proposals in support of management and the Board

[LOGO]

Appendix A

Forward-looking statements and non-GAAP information Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the company’s current assumptions regarding future business and financial performance. Those statements by their nature address matters that are uncertain to different degrees. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations. Any forward-looking statement made during this presentation speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements. These charts and the associated remarks and comments are integrally related, and are intended to be presented and understood together. In an effort to provide additional and useful information regarding the company’s financial results and other financial information, as determined by generally accepted accounting principles (GAAP), these materials contain certain non-GAAP financial measures on a continuing operations basis, including free cash flow. The rationale for management’s use of this non-GAAP information and its reconciliation is included on page 68 of the company's 2017 Annual Report, which is Exhibit 13 to the Form 10-K filed with the SEC on February 27, 2018. Note: ROIC is based on GAAP from continuing operations and equals Net Operating Profits after Tax (adjusted for one-time tax reform charge) divided by the average sum of total debt and total stockholders' equity. S&P 500 excludes financial services companies due to lack of comparability.

April 2, 2018

Dear IBM Shareholders,

As the independent Presiding Director and the Chairs of the Committees of the IBM Board of Directors, we are writing to you on behalf of the entire Board to thank you for your support and your investment in IBM. We are proud of the substantial progress the Company made as it has undertaken one of the most ambitious reinventions in IBM’s history, all while delivering strong performance and ensuring that sound governance and executive compensation practices are in place and transparent to you, our shareholders.

Transformation Yields Results

Over the course of the past five years, propelled by our belief that the phenomenon of data would reorder technology and business, IBM has become a cognitive solutions and cloud platform company.  We believe the results achieved in 2017 are a testament to the progress of the transformation of our business and provide a strong foundation for the future.

Notable 2017 achievements include:

•                  Delivering $79.1B in revenue and returning to revenue growth in the fourth quarter

•                  Reaching a critical mass in revenue from our Strategic Imperatives of cloud, analytics, mobile, social and security, growing to $36.5B, with 22% of IBM revenue in Cloud alone

•                  Generating significant profit and cash, with a 46% gross profit margin, $11.4B in pre-tax income and $16.7B cash from operations

•                  Returning $9.8B to you, our shareholders, including dividends of $5.5B and $4.3B in gross share repurchases

•                  Raising our dividend for the 22nd consecutive year — IBM’s 102nd straight year of providing one

Active Board Refreshment and Engagement

As a Board, we have been particularly focused on adding fresh perspectives into the boardroom as we have overseen this strategic transformation, and we are proud of our progress. In the last year, we added two new independent directors, Joseph Swedish and Frederick Waddell, who bring expertise in financial services and healthcare, respectively - two important industries for us. As a result, we have maintained a deliberate mix of new and tenured directors, reflecting our commitment to ongoing and proactive refreshment.  In addition, the Board amended its bylaws in 2017 to adopt proxy access, as requested by a majority of our shareholders.

In 2017, we continued our longstanding practice of engaging with stockholders to provide important updates on our business strategy and performance, and to understand stockholders’ perspectives on our governance, compensation and sustainability programs and practices. Since our annual meeting last year, senior management and members of the Board met with investors representing more than 55% of institutional ownership. Feedback from all meetings was aggregated, discussed among the full Board and reflected in the enhancements we’ve made to this year’s proxy, including improved design and readability, and expanded disclosure of existing Board practices in key areas such as succession planning, board evaluation, and risk oversight, including cybersecurity.

Strong Leadership Structure

As the independent chairs of IBM’s three committees, one of our most important tasks is to regularly review the leadership structure of the Board and management to ensure that IBM’s leadership serves the best interests of the Company and its stockholders.  In 2018, following our Board self-evaluation process, we continue to believe that the leadership structure of Ginni Rometty as IBM’s Chairman and CEO, along with a strong, independent Presiding Director with clearly defined duties and responsibilities is the optimal leadership structure for IBM at this time.  In reaching this conclusion, the Board conducted a thoughtful review, considering many factors, including:

•                  The importance of consistent, unified leadership to execute and oversee the Company’s strategy,

•                  The strong and highly independent composition of the Board,

•                  The meaningful and robust responsibilities of the independent, Presiding Director, and

•                  The views and feedback heard from our investors over the years expressing support for IBM’s leadership structure.

Further, requiring an independent Chairman at the next CEO transition, as proposed in Item of Business 6: Stockholder Proposal to Have an Independent Board Chairman, limits future IBM Boards from determining the best leadership structure for the Company at that time. Accordingly, we strongly encourage you to support IBM and vote AGAINST Item of Business 6.

Enhancements to Compensation Program

After extensive shareholder outreach, the Compensation Committee conducted a comprehensive review of the pay program and discussed proposed enhancements with stockholders. Taking their feedback into consideration, the Committee has enhanced the disclosure on how we link the executive compensation program to our business strategy and made several adjustments to executive compensation, including:

•                  Improved the transparency regarding the rigor of our performance goals and link to our business strategy with retrospective disclosure of goals for both the Annual Incentive Program and Long-Term Incentive Plan

•                  Added a relative Return on Invested Capital modifier to Performance Share Units granted in 2018 and beyond

•                  Reduced the Annual Incentive Program maximum opportunity for the Chairman and CEO to two times target

The changes we’ve made over the last year are an indication of the Board’s responsiveness to stockholder feedback, and we appreciate the time our investors spent with us in 2017. For a more detailed discussion of our stockholder engagement, including the feedback we heard, please refer to our 2018 Proxy Statement.

Corporate Responsibility and Sustainability

Under the guidance and supervision of the Board, IBM pursues the highest standards of corporate responsibility and sustainability, from how we support, protect and empower our employees, to how we work with our clients, to how we govern the company and connect to our communities. Our corporate responsibility efforts reflect our expansive footprint and span environmental leadership, social responsibility to our workforce, clients and business partners, innovation and a culture of ethics and integrity that promotes transparency.  In June, we published our 27th consecutive annual Corporate Environmental Report providing detailed information on our environmental programs and performance.  For a snapshot of our efforts and progress, please refer to page 83 of the proxy statement. Our comprehensive Corporate Environmental Report and Corporate Responsibility Report can be found on our website at https://www.ibm.com/ibm/environment/annual/reporting.shtml and https://www.ibm.com/ibm/responsibility.

We are proud of these achievements and the efforts we have made to improve our compensation and governance programs throughout the year and thank our stockholders for the time and effort spent on providing invaluable feedback. We hope to receive your support at this year’s Annual meeting on April 24, 2018 and encourage you to submit your vote either online, by phone, or by mail via the previously mailed proxy or voting instruction card.

Sincerely,

/s/ Michael L. Eskew	/s/ Shirley Ann Jackson
Michael L. Eskew	Shirley Ann Jackson
IBM’s Presiding Director	Chair of IBM’s Directors and Corporate
Chair of IBM’s Audit Committee	Governance Committee

/s/ Sidney Taurel
Sidney Taurel
Chair of IBM’s Executive Compensation and Management Resources Committee